Exhibit 99.1

Press Release

Regeneron Reports Fourth Quarter and Full Year 2017 Financial and Operating Results

•
Fourth quarter 2017 GAAP net income per diluted share decreased by 32% to $1.50 versus fourth quarter 2016, and includes a charge of $2.82 per diluted share in connection with enactment of U.S. tax reform legislation

•	Fourth quarter 2017 non-GAAP net income per diluted share increased 72% to $5.23 versus fourth quarter 2016

•
Fourth quarter 2017 EYLEA® (aflibercept) Injection U.S. net sales increased 14% to $975 million versus fourth quarter 2016 and full year 2017 EYLEA U.S. net sales increased 11% to $3.70 billion versus full year 2016

•
Fourth quarter 2017 EYLEA global net sales(1) increased 19% to $1.61 billion versus fourth quarter 2016 and full year 2017 EYLEA global net sales(1) increased 14% to $5.93 billion versus full year 2016

Tarrytown, New York (February 8, 2018) -- Regeneron Pharmaceuticals, Inc. (NASDAQ: REGN) today announced financial results for the fourth quarter and full year 2017 and provided a business update.

"In 2017, Regeneron's core EYLEA business continued to grow and we diversified our revenue stream by bringing two new products to patients in need," said Leonard S. Schleifer, M.D., Ph.D., President and Chief Executive Officer of Regeneron. "We are anticipating additional pipeline progress in 2018, including regulatory decisions for dupilumab in uncontrolled asthma and cemiplimab in advanced cutaneous squamous cell carcinoma, cardiovascular outcomes data for Praluent, as well as Phase 3 data for EYLEA in diabetic retinopathy."

Financial Highlights

($ in millions, except per share data)	Three Months Ended December 31,			Year Ended December 31,
	2017	2016	% Change	2017	2016	% Change
Total revenues	$1,582	$1,227	29%	$5,872	$4,860	21%
GAAP net income	$174	$253	(31)%	$1,199	$896	34%
GAAP net income per share - diluted	$1.50	$2.19	(32)%	$10.34	$7.70	34%
Non-GAAP net income(2)	$607	$353	72%	$1,901	$1,319	44%
Non-GAAP net income per share - diluted(2)	$5.23	$3.04	72%	$16.32	$11.32	44%

Net Product Sales of Regeneron-Discovered Products*

($ in millions)	Three Months Ended December 31,			Year Ended December 31,
	2017	2016	% Change	2017	2016	% Change
EYLEA in the United States	$975	$858	14%	$3,702	$3,323	11%
ARCALYST	4	5	(20)%	16	15	7%
Net product sales recorded by Regeneron	$979	$863	13%	$3,718	$3,338	11%

EYLEA outside of the United States*	$637	$496	28%	$2,227	$1,872	19%
EYLEA global	$1,612	$1,354	19%	$5,929	$5,195	14%

Global net product sales recorded by Sanofi*:
Praluent	$63	$41	54%	$195	$116	68%
Dupixent	139	—	**	256	—	**
Kevzara	9	—	**	13	—	**
ZALTRAP	25	16	56%	84	72	17%
Net product sales recorded by Sanofi	$236	$57	**	$548	$188	**

* Bayer records net product sales of EYLEA outside the United States and Sanofi records global net product sales of Praluent, Dupixent, Kevzara, and ZALTRAP. Dupixent and Kevzara sales in 2017 were primarily in the United States. Refer to Table 4 below for the Company's share of profits/losses recorded in connection with sales of EYLEA outside the United States and sales of Praluent, Dupixent, and Kevzara. Sanofi pays the Company a percentage of aggregate net sales of ZALTRAP.
** Percentage not meaningful

Fourth Quarter 2017 Business Highlights

Pipeline Progress
Regeneron has fifteen product candidates in clinical development, which consist of EYLEA and fully human antibodies generated using the Company's VelocImmune® technology, including six in collaboration with Sanofi. Updates from the clinical pipeline include:
EYLEA® (aflibercept) Injection for Intravitreal Injection

•
The supplemental Biologics License Application (sBLA) for a 12-week dosing interval of EYLEA in patients with neovascular age-related macular degeneration (wet AMD) was filed with the U.S. Food and Drug Administration (FDA), with a target action date of August 11, 2018.

Dupixent® (dupilumab) Injection

•	Dupilumab, an antibody that blocks signaling of IL-4 and IL-13, is currently being studied in asthma, pediatric atopic dermatitis, nasal polyps, and eosinophilic esophagitis (EoE).

•	In January 2018, the Ministry of Health, Labor and Welfare (MHLW) in Japan approved Dupixent for the treatment of atopic dermatitis in adults not adequately controlled with existing therapies.

•
In the fourth quarter of 2017, a Phase 3 study in pediatric patients (from six to 11 years of age) with severe atopic dermatitis was initiated. Additionally, in the first quarter of 2018, a Phase 2/3 study in younger pediatric patients (from six months to five years of age) with severe atopic dermatitis was initiated.

•
In the fourth quarter of 2017, the Company and Sanofi announced that the Phase 3 LIBERTY ASTHMA VENTURE study evaluating dupilumab in adults and adolescents with severe, steroid-dependent asthma met its primary endpoint and key secondary endpoints.

•	An sBLA for asthma in patients aged 12 and over was submitted with the FDA in the fourth quarter of 2017.

•	In October 2017, the Company and Sanofi presented positive results from the Phase 2 study in adults with active moderate-to-severe EoE at the World Congress of Gastroenterology.

Praluent® (alirocumab) Injection for the Treatment of Elevated Low-Density Lipoprotein (LDL) Cholesterol

•	Data from the 18,000-patient ODYSSEY OUTCOMES study, which is assessing the potential of Praluent to demonstrate cardiovascular benefit, are expected in the first quarter of 2018.

•	A Phase 3 study in homozygous familial hypercholesterolemia (HoFH) was initiated in the fourth quarter of 2017.

•	The sBLA for use of Praluent with apheresis was filed with the FDA, with a target action date of August 24, 2018.

•
In October 2017, the U.S. Court of Appeals for the Federal Circuit ordered a new trial on the issues of written description and enablement and vacated the permanent injunction in the ongoing PCSK9 litigation.

Cemiplimab, an antibody to programmed cell death protein 1 (PD-1), is being studied in patients with cancer.

•
In the fourth quarter, the Company and Sanofi announced positive top-line results from the pivotal Phase 2 EMPOWER-CSCC study of cemiplimab in patients with advanced cutaneous squamous cell carcinoma (CSCC). The Company has commenced a rolling BLA submission to the FDA and expects to complete the submission in the first quarter of 2018.

Fasinumab is an antibody targeting Nerve Growth Factor (NGF).

•	A Phase 3 study in chronic low back pain in patients with concomitant osteoarthritis was initiated in the fourth quarter of 2017.

•	A Phase 3 efficacy study with multiple nonsteroidal anti-inflammatory drugs (NSAIDs) in patients with pain due to osteoarthritis was also initiated in the fourth quarter of 2017.

Evinacumab is an antibody to angiopoietin-like protein 3 (ANGPTL3).

•	A Phase 2 study in refractory hypercholesterolemia (both heterozygous FH and non-FH) was initiated in the fourth quarter of 2017.

•	A Phase 3 study in HoFH was initiated in the first quarter of 2018.

Nesvacumab/aflibercept is an antibody to angiopoietin2 (Ang2) co-formulated with aflibercept.

•
In the fourth quarter of 2017, the Company reported that results from two Phase 2 studies that added nesvacumab to EYLEA did not provide sufficient differentiation to warrant Phase 3 development. The RUBY study evaluated patients with diabetic macular edema (DME) and the ONYX study evaluated patients with wet AMD. EYLEA results were consistent with findings in previous clinical studies, and there were no new safety signals in these studies.

Business Development Update

•
In the fourth quarter of 2017, the Company entered into an agreement with Decibel Therapeutics to discover and develop new potential therapeutics to protect, repair, and restore hearing. The Company will provide access to its proprietary suite of technologies and financial support for Decibel's research and development efforts, both through research and development funding payments and a strategic equity investment in Decibel.

•
In the fourth quarter of 2017, the Company and ISA Pharmaceuticals entered into a collaboration agreement to develop ISA101, an immunotherapy targeting human papillomavirus type 16 (HPV16)-induced cancer, in combination with cemiplimab. The Company and ISA will jointly fund and conduct clinical trials of the combination treatment in cervical cancer and head-and-neck cancer.

•
In January 2018, the Company, along with AbbVie, Alnylam Pharmaceuticals, AstraZeneca, Biogen, and Pfizer, announced the formation of a consortium to fund the generation of genetic exome sequence data from 500,000 volunteer participants who make up the UK Biobank health resource. Regeneron will conduct the sequencing effort, and the other companies will each commit up to $10 million in funding. Consortium members will have a limited period of exclusive access to the sequencing data, before the data will be made available to other health researchers by UK Biobank.

•
In January 2018, the Company and Sanofi entered into an agreement to accelerate and expand the investment for the clinical development of cemiplimab and dupilumab. Under the terms of the agreement, the total development budget for cemiplimab has been increased to a minimum of $1.640 billion, an increase of approximately $1 billion over the initial 2015 agreement, and Sanofi and Regeneron will continue to equally fund cemiplimab development. The additional investment in the dupilumab development program will help accelerate planned new studies for dupilumab, as well as accelerate and expand development of REGN3500, an IL-33 antibody.

The Company has also agreed to grant a limited waiver of the “lock-up” in the Amended and Restated Investor Agreement between the companies, so that Sanofi may sell up to an aggregate of 1.4 million shares of Regeneron Common Stock, representing approximately 6% of the shares of Regeneron Common Stock Sanofi currently owns, through the end of 2020 to fund a portion of the cemiplimab and dupilumab development expansion. If Sanofi desires to sell shares of Regeneron Common Stock during the term of the agreement to satisfy a portion or all of its funding obligations noted above, the Company may elect to purchase, in whole or in part, such shares from Sanofi. If the Company does not elect to purchase such shares, Sanofi may sell the applicable number of shares (subject to certain daily and quarterly limits) in one or more open-market transactions.

Select Upcoming 2018 Milestones

Programs		Milestones
EYLEA	•	FDA decision on sBLA for every 12-week dosing interval in wet AMD
	•	Report data from Phase 3 PANORAMA study in non-proliferative diabetic retinopathy (NPDR) in patients without DME, and submit sBLA
	•	Submit sBLA for pre-filled syringe
Dupilumab	•	FDA filing and decision on sBLA for asthma in adult/adolescent patients
	•	Submit for European Union (EU) and Japan regulatory approval in asthma in adult/adolescent patients
	•	Report data from Phase 3 study in adolescent patients (12-17 years of age) with atopic dermatitis
	•	Report data from Phase 3 studies in nasal polyps
	•	Initiate Phase 3 study in EoE
	•	Initiate Phase 2 study in peanut allergy
	•	Initiate Phase 2 study as an adjunct to immunotherapy for grass allergy
	•	Initiate clinical programs in chronic obstructive pulmonary disease (COPD) and co-morbid allergic conditions
Praluent	•	Report results from ODYSSEY OUTCOMES study
	•	FDA decision on sBLA for use with apheresis
	•	Initiate Phase 3 pediatric studies in HoFH and HeFH
Kevzara	•	Initiate Phase 3 study in giant cell arteritis
	•	Initiate Phase 3 study in polymyalgia rheumatica
Cemiplimab (PD-1 Antibody)	•	Complete rolling submission of BLA for CSCC and FDA decision on BLA
	•	Submit for regulatory approval in CSCC in the EU
	•	Initiate additional studies in non-small cell lung cancer
Fasinumab (NGF Antibody)	•	Report data from first Phase 3 efficacy study in osteoarthritis
	•	Advance Phase 3 program in chronic low back pain
Evinacumab (Angptl-3 Antibody)	•	Initiate Phase 2 study in severe hypertriglyceridemia
REGN2477 (Activin A Antibody)	•	Initiate Phase 2 study in patients with fibrodysplasia ossificans progressiva (FOP)
REGN3500 (IL-33 Antibody)	•	Initiate Phase 2 programs in asthma, COPD, and atopic dermatitis

Fourth Quarter and Full Year 2017 Financial Results

Product Revenues: Net product sales were $979 million in the fourth quarter and $3.718 billion for the full year 2017, compared to $863 million in the fourth quarter and $3.338 billion for the full year 2016. EYLEA net product sales in the United States were $975 million in the fourth quarter and $3.702 billion for the full year 2017, compared to $858 million in the fourth quarter and $3.323 billion for the full year 2016. Overall distributor inventory levels remained within the Company's one- to two-week targeted range.

Total Revenues: Total revenues, which include product revenues described above, increased by 29% to $1.582 billion in the fourth quarter of 2017, compared to $1.227 billion in the fourth quarter of 2016. Total revenues include Sanofi and Bayer collaboration revenues of $497 million in the fourth quarter of 2017, compared to $313 million in the fourth quarter of 2016. Full year 2017 total revenues increased by 21% to $5.872 billion, compared to $4.860 billion for the full year 2016. Total revenues include Sanofi and Bayer collaboration revenues of $1.815 billion for the full year 2017, compared to $1.403 billion for the full year 2016. Sanofi collaboration revenue in the fourth quarter and full year 2017 included higher reimbursements by Sanofi in connection with commercial manufacturing activities and the recognition of a higher amount of previously deferred revenue from up-front and other payments in connection with the Company's Antibody Discovery Agreement ending on December 31, 2017 without any extension. Bayer collaboration revenue increased in the fourth quarter and full year 2017 primarily due to an increase in the Company's share of net profits in connection with higher sales of EYLEA outside the United States. In addition, in the fourth quarter of 2017, the Company reported that results from two nesvacumab/aflibercept Phase 2 studies did not provide sufficient differentiation to warrant Phase 3 development (as described above); therefore, the Company accelerated the recognition of deferred revenue from the up-front payment previously received from Bayer.

Other revenue in the fourth quarter and full year 2017 increased primarily due to higher reimbursements of the Company's research and development expenses in connection with the collaboration agreement the Company entered into with Teva in September 2016. In addition, in the fourth quarter and full year 2017, the Company earned, and recognized as revenue, development milestones from collaboration partners in connection with the Company's fasinumab clinical program.

Refer to Table 4 for a summary of collaboration and other revenue.

Research and Development (R&D) Expenses: GAAP R&D expenses were $528 million in the fourth quarter and $2.075 billion for the full year 2017, compared to $479 million in the fourth quarter and $2.052 billion for the full year 2016. The higher R&D expenses in the fourth quarter and full year 2017 were principally due to an increase in cemiplimab and fasinumab clinical trial costs and a $25 million up-front payment made in connection with the Decibel Therapeutics agreement described under "Business Development Update". GAAP R&D expenses for full year 2016 included $75 million and $25 million of up-front payments in connection with license and collaboration agreements with Intellia Therapeutics and Adicet Bio, respectively. R&D-related non-cash share-based compensation expense was $59 million in the fourth quarter and $272 million for the full year 2017, compared to $75 million in the fourth quarter and $313 million for the full year 2016.

Selling, General, and Administrative (SG&A) Expenses: GAAP SG&A expenses were $410 million in the fourth quarter and $1.320 billion for the full year 2017, compared to $326 million in the fourth quarter and $1.178 billion for the full year 2016. The higher selling, general, and administrative expenses in the fourth quarter and full year 2017 were primarily due to the launches of Dupixent and Kevzara, an increase in commercialization-related expenses associated with EYLEA, as well as launch preparation for cemiplimab. In addition, for full year 2017, these increases were partly offset by lower commercialization-related expenses associated with Praluent. SG&A-related non-cash share-based compensation expense was $62 million in the fourth quarter and $208 million for the full year 2017, compared to $74 million in the fourth quarter and $231 million for the full year 2016.

Cost of Goods Sold (COGS): GAAP COGS was $53 million in the fourth quarter and $203 million for the full year 2017, compared to $45 million in the fourth quarter and $195 million for the full year 2016. Cost of goods sold increased slightly for full year 2017, compared to 2016, principally due to an increase in start-up costs for the Company's Limerick manufacturing facility, partly offset due to the fact that, effective May 2016, the Company was no longer obligated to pay royalties to Genentech based on U.S. sales of EYLEA.

Cost of Collaboration and Contract Manufacturing (COCM): GAAP COCM was $53 million in the fourth quarter and $195 million for the full year 2017, compared to $30 million in the fourth quarter and $105 million for the full year 2016. The higher COCM costs for full year 2017 were primarily due to validation activities at the Company's Limerick manufacturing facility related to products that are in collaboration with Sanofi, partly offset by the fact that 2016 included royalties payable to Genentech based on sales of EYLEA outside the United States (which ended in May 2016). GAAP COCM was also adversely impacted by inventory write-offs and reserves in 2017 primarily related to product that no longer met quality specifications.

Income Tax Expense: GAAP income tax expense was $381 million and the effective tax rate was 68.7% in the fourth quarter of 2017, compared to $88 million and 25.9% in the fourth quarter of 2016. GAAP income tax expense was $880 million and the effective tax rate was 42.3% for the full year 2017, compared to $434 million and 32.7% for the full year 2016. The effective tax rate for both the fourth quarter and full year 2017 was negatively impacted by the provisional charge of $326.2 million related to the re-measurement of the Company's U.S. net deferred tax assets upon the December 2017 enactment of the bill known as the Tax Cuts and Jobs Act (the "U.S. Tax Reform Act"), partly offset by the tax benefit associated with stock-based compensation.

The Company's effective tax rate forecast for 2018 includes the estimated impact of the U.S. Tax Reform Act, which significantly revises U.S. corporate income tax laws by, among other things, reducing the U.S. federal corporate income tax rate from 35% to 21% and changing the taxation of foreign earnings.

GAAP and Non-GAAP Net Income(2): GAAP net income was $174 million, or $1.62 per basic share and $1.50 per diluted share, in the fourth quarter of 2017, compared to GAAP net income of $253 million, or $2.41 per basic share and $2.19 per diluted share, in the fourth quarter of 2016. GAAP net income was $1.199 billion, or $11.27 per basic share and $10.34 per diluted share, for the full year 2017, compared to GAAP net income of $896 million, or $8.55 per basic share and $7.70 per diluted share, for the full year 2016.

Non-GAAP net income was $607 million, or $5.67 per basic share and $5.23 per diluted share, in the fourth quarter of 2017, compared to non-GAAP net income of $353 million, or $3.35 per basic share and $3.04 per diluted share, in the fourth quarter of 2016. Non-GAAP net income was $1.901 billion, or $17.88 per basic share and $16.32 per diluted share, for the full year 2017, compared to non-GAAP net income of $1.319 billion, or $12.60 per basic share and $11.32 per diluted share, for the full year 2016.

A reconciliation of the Company's GAAP to non-GAAP results is included in Table 3 of this press release.

2018 Financial Guidance(3)

The Company's full year 2018 financial guidance consists of the following components:

Sanofi collaboration revenue: Sanofi reimbursement of Regeneron commercialization-related expenses	$450 million–$500 million
Non-GAAP unreimbursed R&D(2)(4)	$1.230 billion–$1.330 billion
Non-GAAP SG&A(2)(4)	$1.350 billion–$1.450 billion
Effective tax rate	15%–19%
Capital expenditures	$420 million–$500 million

(1)
Regeneron records net product sales of EYLEA in the United States. Outside the United States, EYLEA net product sales comprise sales by Bayer in countries other than Japan and sales by Santen Pharmaceutical Co., Ltd. in Japan under a co-promotion agreement with an affiliate of Bayer. The Company recognizes its share of the profits (including a percentage on sales in Japan) from EYLEA sales outside the United States within "Bayer collaboration revenue" in its Statements of Operations.

(2)
This press release uses non-GAAP net income, non-GAAP net income per share, non-GAAP unreimbursed R&D, and non-GAAP SG&A, which are financial measures that are not calculated in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). These non-GAAP financial measures are computed by excluding certain non-cash and other items from the related GAAP financial measure. Non-GAAP adjustments also include the estimated income tax effect of reconciling items.

The Company makes such adjustments for items the Company does not view as useful in evaluating its operating performance. For example, adjustments may be made for items that fluctuate from period to period based on factors that are not within the Company's control (such as the Company's stock price on the dates share-based grants are issued) or items that are not associated with normal, recurring operations (such as changes in applicable laws and regulations). Management uses these non-GAAP measures for planning, budgeting, forecasting, assessing historical performance, and making financial and operational decisions, and also provides forecasts to investors on this basis. Additionally, such non-GAAP measures provide investors with an enhanced understanding of the financial performance of the Company's core business operations. However, there are limitations in the use of these and other non-GAAP financial measures as they exclude certain expenses that are recurring in nature. Furthermore, the Company's non-GAAP financial measures may not be comparable with non-GAAP information provided by other companies. Any non-GAAP financial measure presented by Regeneron should be considered supplemental to, and not a substitute for, measures of financial performance prepared in accordance with GAAP. A reconciliation of the Company's historical GAAP to non-GAAP results is included in Table 3 of this press release.

(3)	The Company's 2018 financial guidance does not assume the completion of any significant business development transactions not completed as of the date of this press release.

(4)	A reconciliation of full year 2018 non-GAAP to GAAP financial guidance is included below:

	Projected Range
(In millions)	Low	High
GAAP unreimbursed R&D (5)	$1,460	$1,580
R&D: Non-cash share-based compensation expense	(230)	(250)
Non-GAAP unreimbursed R&D	$1,230	$1,330

GAAP SG&A	$1,545	$1,675
SG&A: Non-cash share-based compensation expense	(195)	(225)
Non-GAAP SG&A	$1,350	$1,450

(5)	Unreimbursed R&D represents R&D expenses reduced by R&D expense reimbursements from the Company's collaborators and/or customers.

Conference Call Information

Regeneron will host a conference call and simultaneous webcast to discuss its fourth quarter and full year 2017 financial and operating results on Thursday, February 8, 2018, at 8:30 AM. To access this call, dial (800) 708-4539 (U.S.) or (847) 619-6396 (International). A link to the webcast may be accessed from the "Investors & Media" page of Regeneron's website at http://investor.regeneron.com/events.cfm. A replay of the conference call and webcast will be archived on the Company's website and will be available for 30 days.

About Regeneron Pharmaceuticals, Inc.

Regeneron is a leading biotechnology company that invents life-transforming medicines for people with serious diseases.  Founded and led for 30 years by physician-scientists, Regeneron's unique ability to repeatedly and consistently translate science into medicine has led to six FDA-approved treatments and numerous product candidates in development, all of which were homegrown in Regeneron's laboratories. Regeneron's medicines and pipeline are designed to help patients with eye disease, heart disease, allergic and inflammatory diseases, pain, cancer, infectious diseases, and rare diseases.

Regeneron is accelerating and improving the traditional drug development process through its proprietary VelociSuite® technologies, such as VelocImmune® which produces optimized fully human antibodies, and ambitious research initiatives such as the Regeneron Genetics Center®, which is conducting one of the largest genetics sequencing efforts in the world.

For additional information about the Company, please visit www.regeneron.com or follow @Regeneron on Twitter.

Forward-Looking Statements and Use of Digital Media

This press release includes forward-looking statements that involve risks and uncertainties relating to future events and the future performance of Regeneron Pharmaceuticals, Inc. ("Regeneron" or the "Company"), and actual events or results may differ materially from these forward-looking statements.  Words such as "anticipate," "expect," "intend," "plan," "believe," "seek," "estimate," variations of such words and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words.  These statements concern, and these risks and uncertainties include, among others, the nature, timing, and possible success and therapeutic applications of Regeneron’s products, product candidates, and research and clinical programs now underway or planned; the likelihood and timing of achieving any of the anticipated milestones described in this news release; unforeseen safety issues resulting from the administration of products and product candidates in patients, including serious complications or side effects in connection with the use of Regeneron’s product candidates in clinical trials; the likelihood and timing of possible regulatory approval and commercial launch of Regeneron's late-stage product candidates and new indications for marketed products, including without limitation EYLEA® (aflibercept) Injection, Dupixent® (dupilumab) Injection, Praluent® (alirocumab) Injection, Kevzara® (sarilumab) Injection, cemiplimab, fasinumab, and evinacumab; the extent to which the results from the research and development programs conducted by Regeneron or its collaborators may be replicated in other studies and lead to therapeutic applications; ongoing regulatory obligations and oversight impacting Regeneron's marketed products (such as EYLEA, Dupixent,

Praluent, and Kevzara), research and clinical programs, and business, including those relating to patient privacy; determinations by regulatory and administrative governmental authorities which may delay or restrict Regeneron's ability to continue to develop or commercialize Regeneron's products and product candidates; competing drugs and product candidates that may be superior to Regeneron's products and product candidates; uncertainty of market acceptance and commercial success of Regeneron's products and product candidates and the impact of studies (whether conducted by Regeneron or others and whether mandated or voluntary), on the commercial success of Regeneron's products and product candidates; the ability of Regeneron to manufacture and manage supply chains for multiple products and product candidates; the ability of Regeneron’s collaborators, suppliers, or other third parties to perform filling, finishing, packaging, labeling, distribution, and other steps related to Regeneron’s products and product candidates; coverage and reimbursement determinations by third-party payers, including Medicare and Medicaid; unanticipated expenses; the costs of developing, producing, and selling products; the ability of Regeneron to meet any of its financial projections or guidance and changes to the assumptions underlying those projections or guidance, including without limitation those relating to Sanofi reimbursement of Regeneron commercialization-related expenses, non-GAAP unreimbursed R&D, non-GAAP SG&A, effective tax rate, and capital expenditures; the potential for any license or collaboration agreement, including Regeneron's agreements with Sanofi, Bayer, and Teva Pharmaceutical Industries Ltd. (or their respective affiliated companies, as applicable), to be cancelled or terminated without any further product success; and risks associated with intellectual property of other parties and pending or future litigation relating thereto, including without limitation the patent litigation proceedings relating to Praluent, the ultimate outcome of any such litigation proceedings, and the impact any of the foregoing may have on Regeneron’s business, prospects, operating results, and financial condition.  A more complete description of these and other material risks can be found in Regeneron's filings with the U.S. Securities and Exchange Commission.  Any forward-looking statements are made based on management's current beliefs and judgment, and the reader is cautioned not to rely on any forward-looking statements made by Regeneron.  Regeneron does not undertake any obligation to update publicly any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise.

Regeneron uses its media and investor relations website and social media outlets to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Regeneron is routinely posted and is accessible on Regeneron's media and investor relations website (http://newsroom.regeneron.com) and its Twitter feed (http://twitter.com/regeneron).

Non-GAAP Financial Measures

This press release and/or the financial results attached to this press release include amounts that are considered "non-GAAP financial measures" under SEC rules. As required, Regeneron has provided reconciliations of historical non-GAAP financial measures.

###

Contact Information:

Manisha Narasimhan, Ph.D.	Hala Mirza
Investor Relations	Corporate Communications
914-847-5126	914-847-3422
manisha.narasimhan@regeneron.com	hala.mirza@regeneron.com

TABLE 1

REGENERON PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	December 31,
	2017	2016
Assets:
Cash and marketable securities	$2,896,074	$1,902,944
Accounts receivable - trade, net	1,538,642	1,343,368
Accounts receivable from Sanofi and Bayer	435,698	268,252
Inventories	726,138	399,356
Property, plant, and equipment, net	2,358,605	2,083,421
Deferred tax assets	506,291	825,303
Other assets	302,838	150,822
Total assets	$8,764,286	$6,973,466

Liabilities and stockholders' equity:
Accounts payable, accrued expenses, and other liabilities	$967,418	$980,659
Deferred revenue	949,337	1,062,436
Capital and facility lease obligations	703,453	481,126
Stockholders' equity	6,144,078	4,449,245
Total liabilities and stockholders' equity	$8,764,286	$6,973,466

TABLE 2

REGENERON PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues:
Net product sales	$978,718	$862,521	$3,718,463	$3,338,390
Sanofi collaboration revenue	199,523	131,165	877,193	658,665
Bayer collaboration revenue	297,133	181,484	938,052	744,270
Other revenue	107,073	51,657	338,519	119,102
	1,582,447	1,226,827	5,872,227	4,860,427
Expenses:
Research and development	527,983	479,206	2,075,142	2,052,295
Selling, general, and administrative	409,913	325,937	1,320,433	1,177,697
Cost of goods sold	52,733	44,534	202,507	194,624
Cost of collaboration and contract manufacturing	53,007	30,147	194,554	105,070
	1,043,636	879,824	3,792,636	3,529,686

Income from operations	538,811	347,003	2,079,591	1,330,741

Other income (expense), net	15,956	(5,476)	(1,080)	(926)

Income before income taxes	554,767	341,527	2,078,511	1,329,815

Income tax expense	(381,248)	(88,412)	(880,000)	(434,293)

Net income	$173,519	$253,115	$1,198,511	$895,522

Net income per share - basic	$1.62	$2.41	$11.27	$8.55
Net income per share - diluted	$1.50	$2.19	$10.34	$7.70

Weighted average shares outstanding - basic	107,022	105,113	106,338	104,719
Weighted average shares outstanding - diluted	115,876	115,788	115,954	116,367

TABLE 3

REGENERON PHARMACEUTICALS, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
GAAP net income	$173,519	$253,115	$1,198,511	$895,522
Adjustments:
R&D: Non-cash share-based compensation expense	58,704	75,057	271,878	313,048
R&D: Up-front payments related to license and collaboration agreements	25,000	—	25,000	100,000
SG&A: Non-cash share-based compensation expense	62,203	74,002	208,395	231,183
COGS and COCM: Non-cash share-based compensation expense	6,226	5,499	27,004	15,647
Other expense: Loss on extinguishment of debt	—	1	30,100	467
Income tax effect of reconciling items above	(44,581)	(55,132)	(186,039)	(236,663)
Income tax expense: Charge related to enactment of U.S. Tax Reform Act	326,202	—	326,202	—
Non-GAAP net income	$607,273	$352,542	$1,901,051	$1,319,204

Non-GAAP net income per share - basic	$5.67	$3.35	$17.88	$12.60
Non-GAAP net income per share - diluted	$5.23	$3.04	$16.32	$11.32

Shares used in calculating:
Non-GAAP net income per share - basic	107,022	105,113	106,338	104,719
Non-GAAP net income per share - diluted	116,202	115,887	116,518	116,548

TABLE 4

REGENERON PHARMACEUTICALS, INC.
COLLABORATION AND OTHER REVENUE (Unaudited)
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Sanofi collaboration revenue:
Reimbursement of Regeneron research and development expenses	$138,881	$136,323	$748,345	$703,397
Reimbursement of Regeneron commercialization-related expenses	117,857	91,990	368,859	305,947
Regeneron's share of losses in connection with commercialization of antibodies	(113,612)	(125,528)	(442,610)	(459,058)
Other	56,397	28,380	202,599	108,379
Total Sanofi collaboration revenue	199,523	131,165	877,193	658,665

Bayer collaboration revenue:
Regeneron's net profit in connection with commercialization of EYLEA outside the United States	231,172	165,051	802,298	649,232
Reimbursement of Regeneron development expenses	4,719	5,986	31,166	27,337
Other	61,242	10,447	104,588	67,701
Total Bayer collaboration revenue	297,133	181,484	938,052	744,270

Total Sanofi and Bayer collaboration revenue	$496,656	$312,649	$1,815,245	$1,402,935

Other revenue:
Reimbursement of Regeneron research and development expenses - Teva	$33,057	$21,170	$115,125	$24,234
Reimbursement of Regeneron research and development expenses - other	2,897	770	6,459	2,323
Substantive development milestones	35,000	—	90,000	—
Other	36,119	29,717	126,935	92,545
Total other revenue	$107,073	$51,657	$338,519	$119,102